Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Registration Statement No. 333-208276 on Form S-8 of our reports dated March 23, 2018, relating to the consolidated financial statements of Advanced Semiconductor Engineering, Inc. and its subsidiaries (which report expresses an unqualified opinion based on our audit and the report of the other auditors); and the effectiveness of Advanced Semiconductor Engineering, Inc. and its subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 20-F of Advanced Semiconductor Engineering, Inc. for the year ended December 31, 2017.

/s/Deloitte & Touche

Taipei, Taiwan

The Republic of China

April 30, 2018